EXHIBIT 99.1
PRESS RELEASE
600 College Road East
Suite 3200
Contact:	Princeton, New Jersey 08540
Barrier Therapeutics, Inc.	Telephone 609.945.1200
Anne M. VanLent, EVP & CFO	Facsimile 609.945.1212
(609) 945-1202
Lazar Partners Ltd.
Gregory Gin, Investor Relations
(212) 867-1762
Barrier Therapeutics Appoints Dr. Braham Shroot, Dermatology Expert, as New Chief Scientific Officer

PRINCETON, N.J., May 16, 2007 - Barrier Therapeutics, Inc. (NASDAQ: BTRX), a pharmaceutical company that develops and markets dermatology products, today announced the appointment of Braham Shroot, Ph.D. to the newly created position of Chief Scientific Officer effective May 16, 2007. In this role, he will manage the company’s research and development activities reporting to Geert Cauwenbergh, Ph.D., Chief Executive Officer of Barrier Therapeutics.

“Dr. Braham Shroot’s extensive scientific background, as well as his established record in dermatological product development makes him an ideal leader for Barrier’s research and development organization, where we have a broad pipeline of product candidates for the treatment of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and acute fungal infections,” said Geert Cauwenbergh. “Braham is an internationally-recognized leader in dermatology by the industry as well as by academia, and we welcome him to Barrier.”

Dr. Shroot joins Barrier with more than 35 years of experience in dermatology drug development. Most recently, he served as Chief Scientific Officer, Vice President of Research and Development for DFB Pharmaceuticals, a specialty pharmaceutical company with branded products that treat skin and soft tissue disorders. During his seven years at DFP Dr. Shroot oversaw the introduction of several new products in the U.S., in addition to the preparation and submission of U.S. and European regulatory filings for dermatologic and wound care products. Prior to this, Dr. Shroot spent 13 years in various research and development positions with Galderma S.A., including serving as President, Galderma Research, Inc. in the U.S. and as Vice General Manager of Galderma’s R&D organization in France. Dr. Shroot began his career in pharmaceuticals at Pfizer, where he was part of the team that developed fluconazole and thioconazole. He is author of several hundred publications, editor of several books and member of the editorial boards of some prestigious dermatology journals.

Chuck Nomides, Barrier’s Chief R&D Officer, will continue to oversee development activities under Dr. Shroot.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel™ (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion™ (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solagé® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and acute fungal infections. The company is headquartered in Princeton, New Jersey and has wholly owned subsidiaries in Geel, Belgium and Ontario, Canada. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com.

Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Quarterly Report on Form 10-Q for the year ended March 31, 2007 which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

In addition, please note that success in clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete.

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